---------------------
                                                   |    OMB APPROVAL     |
                                                   |---------------------|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G                    |_____________________|




                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                       Dobson Communications Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)


                Class A Common Stock, Par Value $0.001 Per Share
------------------------------------------------------------------------------
                        (Title of Class and Securities)


                                   256069105
              ----------------------------------------------------
                                 (CUSIP Number)


                                October 14, 2003
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 256069105                        SCHEDULE 13G
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Ziff Asset Management, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions):                              (a) [ ]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                5,700,000
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        5,700,000
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,700,000
------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                         [ ]

------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
          PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 256069105                        SCHEDULE 13G
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          PBK Holdings, Inc.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions):                                 (a) [ ]
                                                              (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                5,700,000
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        5,700,000
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,700,000
------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                             [ ]

------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
          CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP No. 256069105                     SCHEDULE 13G
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Philip B. Korsant
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions):                       (a) [ ]
                                                    (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                5,700,000
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        5,700,000
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,700,000
------------------------------------------------------------------------------
    (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                        [ ]

------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (See Instructions)
          IN
------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                           Dobson Communications Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           14201 Wireless Way
                           Oklahoma City, Oklahoma  73134

Item 2(a).        Name of Persons Filing:

                           This Schedule 13G is being filed on behalf of the following persons ("Reporting Persons")*:

                           (i)   Ziff Asset Management, L.P. ("ZAM")
                           (ii)  PBK Holdings, Inc. ("PBK Holdings")
                           (iii) Philip B. Korsant ("Korsant")

                           * Attached as Exhibit A is a copy of an agreement among the Reporting Persons stating (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           Ziff Asset Management, L.P.
                           c/o: PBK Holdings, Inc.
                           283 Greenwich Avenue
                           Greenwich, CT 06830

                           PBK Holdings, Inc.
                           283 Greenwich Avenue
                           Greenwich, CT 06830

                           Philip B. Korsant
                           283 Greenwich Avenue
                           Greenwich, CT 06830

Item 2(c).        Citizenship:

                           See Item 4 of the attached cover pages

Item 2(d).        Title of Class of Securities:

                           Class A Common Stock, par value $0.001 per share

Item 2(e).        CUSIP Number:

                           256069105

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)       [ ] Broker or dealer registered under section 15 of the Act (15
          U.S.C. 78o).

(b)       [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)       [ ] An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f)       [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g)       [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)       [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

         Item 3 is not applicable as this Schedule is filed pursuant to Rule 13d-1(c)


Item 4.  Ownership.

   (a) Amount Beneficially Owned: See Item 9 of the attached cover pages

   (b) Percent of Class: See Item 11 of the attached cover pages

   (c) Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote:

                           See Item 5 of the attached cover pages

        (ii)  Shared power to vote or to direct the vote:

                           See Item 6 of the attached cover pages

        (iii) Sole power to dispose or to direct the disposition of:

                           See Item 7 of the attached cover pages

        (iv)  Shared power to dispose or to direct the disposition of:

                           See Item 8 of the attached cover pages

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                  Item 5 is not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  PBK Holdings, as the general partner of ZAM, and Korsant, as the sole shareholder of PBK Holdings, may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities of the Issuer held in the name of ZAM.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

                  Item 7 is not applicable

Item 8.  Identification and Classification of Members of the Group.

                  Item 8 is not applicable

Item 9.  Notice of Dissolution of Group

                  Item 9 is not applicable

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 22, 2003


ZIFF ASSET MANAGEMENT, L.P.
By:  PBK Holdings, Inc., its general partner


     By: /s/ F. Fogel
         -------------------------------
     Name:  F. Fogel
     Title: Vice President


PBK HOLDINGS, INC.


By: /s/ F. Fogel
    ---------------------------------
Name:  F. Fogel
Title: Vice President


PHILIP B. KORSANT
/s/ Philip B. Korsant
-------------------------------------




                                   EXHIBIT A


         The undersigned, Ziff Asset Management, L.P., a Delaware limited partnership, PBK Holdings, Inc., a Delaware corporation, and Philip B. Korsant, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:        October 22, 2003

                                   ZIFF ASSET MANAGEMENT, L.P.

                                   By:  PBK Holdings, Inc., its general partner


                                        By: /s/ F. Fogel
                                            -----------------------------
                                           Name:  F. Fogel
                                           Title: Vice President


                                   PBK HOLDINGS, INC.


                                   By:  /s/ F. Fogel
                                        ---------------------------------
                                        Name: F. Fogel
                                        Title: Vice President


                                   PHILIP B. KORSANT
                                   /s/ Philip B. Korsant
                                   -------------------------------------